HYNES & HOWES INSURANCE COUNSELORS, INC.
                         Notes to Financial Statements
                           September 30, 1997 and 1996



Note 4.  Other Current Assets:

     Other Current Assets consisted of the following:
                                                        9/30/97         9/30/96
     Contract Receivable, Sale of Tanglefoot
         Apartments - Current (B)                      $      0        $ 11,800
     Real Estate Contracts Receivable -
         Current (C)                                      5,675           1,500
     Real Estate Tax Certificates                         1,495           2,995

              Total                                    $  7,170        $ 16,255


(A) Sale of Insurance Agencies:

      During the year ended September 30, 1980, two (2) insurance agencies owned by the Company were sold on Contract to R.A.P. Enterprises, Inc. (See Note
      3). Two (2) contracts were received for the sale. The contracts were for thirty (30) years b earing interest at the rate of 10% per annum commencing on September 1, 1980, with regular monthly payments.

      One (1) contract was in the amount of $76,000 with monthly payments of $1,229. The other contract was in the amount of $87,000 with monthly payments of $945.

      During the year ended September 30, 1995, these contracts were paid off and a discount of $1,371 was allowed for early payoff.

      R.A.P. Enterprises was owned by Ralph A. Parry, former President of Hynes & Howes Insurance Counselors, Inc.

      The remaining insurance agency (Davenport Agency) owned by the Company was sold as of January 1, 1981, to Ralph Parry Insurance Agency, Ltd. A contract in the amount of $238,286 was received for the sale which included advances to officers. The con tract was for thirty (30) years bearing interest at the rate of 10% per annum commencing on February 1, 1981, with regular monthly payments. The monthly payment was to be $2,090. Ralph Parry Insurance Agency, Ltd. is also owned by Ralph A. Parry.

      This contract was also paid off during the year ended September 30, 1995. A discount of $18,806 was allowed for early payoff.

      The proceeds from these contracts were used to purchase real estate contracts receivable (see Note 4C) and to pay commissions payable.